Exhibit 99.1

KENNETH COLEMAN NAMED CHAIRMAN OF ACCELRYS

SAN DIEGO—Feb. 6, 2006—Accelrys, Inc. (NASDAQ:ACCL) today announced that the Company’s Board of Directors has elected Mr. Kenneth L. Coleman as the Company’s non-executive Chairman of the Board.  Mr. Coleman has served as a director since May 2003 and has been the Company’s independent Lead Director since May 2004.

“Speaking on behalf of the entire Board of Accelrys and our executive management team, we are very pleased that Ken has accepted the role as Chairman and we look forward to his continued guidance and counsel.  I personally look forward to continuing to work closely with him,” said Mr. Mark J. Emkjer, president & CEO of Accelrys.

“I am honored to have been appointed to the position of Chairman of the Board,” said Mr. Coleman.  “Accelrys is a technological leader with great potential, and I look forward to continuing to work with Mark and my other fellow Board members to further strengthen the Company’s competitive position in the marketplace.”

Forward Looking Statements

Statements contained in this press release relating to the Company’s intentions, hopes, beliefs, expectations or predictions of the future, including statements relating to strengthening the Company’s competitive position in the marketplace, are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements, for a number of factors, including demand for the Company’s products. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Accelrys

Accelrys, Inc. (NASDAQ:ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The company is headquartered in San Diego, California. Its materials research and development team is based at its European Headquarters and Centre of Excellence in Cambridge, UK. For more information see http://www.accelrys.com/.

CONTACT: Accelrys, Inc.

David Sankaran, 858-799-5447

dsankaran@accelrys.com